Exhibit 99.2

CASCADE CORPORATION, #4439017

CASCADE CORPORATION - Q1 FY 2012 EARNINGS CALL

June 2, 2011, 2:00 PM PT

Chairperson: Robert Warren, Jr. (Mgmt.)

Operator:	Good afternoon, ladies and gentlemen. Welcome to the Cascade Corporation First Quarter Fiscal Year 2012 Earnings Call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone should need assistance at any time during the conference, please press the star, followed by the zero. As a reminder, this conference is being recorded on Thursday, June the 2nd of 2011.

I would now like to turn the conference over to Robert Warren, President and Chief Executive Officer of Cascade Corporation. Please go ahead, sir.

Robert Warren:	Thank you. Good afternoon, everyone, and welcome to today’s call. Andy Anderson, our Chief Operating Officer, and Joe Pointer, our Chief Financial Officer, are here with me. For those of you who are unfamiliar with Cascade, I’d like to give you a brief overview.

We operate globally, with about 1,900 employees working in 26 locations in 17 countries. We manufacture devices primarily for lift trucks, most commonly called industrial trucks or forklifts. These products, which are used in nearly every industry worldwide that uses lift trucks, allow the lift truck to carry, position and deposit various types of loads. A smaller portion of our products are for construction vehicles, such as tool carriers and skid steer loaders. Approximately 60% of our products are sold through retail dealers; the remaining products are sold directly to global manufacturers, names such as Hyster, Toyoto, Kion, Mitsubishi, Yale, Komatsu, Hefei, Caterpillar and Nissan.

I would now like to turn the call over to Joe for a recap of our first quarter results.

Joe Pointer:	Thank you, Bob. I would like to remind everyone that, during the course of this call, we may make forward-looking statements. Participants are cautioned that these forward-looking statements, including statements about our anticipated revenues, costs, earnings and cash flows, are subject to a number of risks and uncertainties that could cause our actual future results to differ materially. Additional information regarding these risks and uncertainties is described in our reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission. We cannot provide any assurance that future results will meet expectations. In addition, historical information should not be considered an indicator of future performance. We disclaim any obligation to provide updates to any comments made in this call or report any changes in business conditions or expectations.

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As I walk you through our results, please note that our current fiscal year ends on January 31st, 2012, so when we refer to the first quarter of fiscal year 2011, we are actually referring to the first quarter that just ended April 30th, 2011. Also, all percentage comparisons to prior periods will exclude the impact of changes in foreign currencies.

I would like to note one slight change in our first quarter reporting. We had changed the reference to our business in Western Hemisphere to the Americas as opposed to North America. This region has always included our business in Canada, USA, Mexico, Central and South America, but the reference was only to North America. Certain economies in areas in this region, in particular Brazil, are expected to post strong growth in the coming years. Sales outside of the USA and Canada are currently a small part of the Americas region accounting for less than 10% of total sales, but we are expanding our investment in the region to capitalize on future growth.

Back to the first quarter results, our consolidated net sales for the first quarter were $136 million, a 40% increase compared to the prior year. Global lift truck shipments were up 38% during the same period. All regions experienced significant increases in lift truck shipments. These trends clearly indicate that the lift truck markets are on a more sustainable path to recovery. Operating income of 24.5 million in the first quarter compares to 9.5 million in the prior year. Our results include about $1.5 million of net proceeds from the insurance claim related to the Australia flood which damaged our facility this past January. In total, we have incurred $7.1 million of cost, which include direct cost and write-downs, and have received 3.5 million of insurance proceeds. We expect full recovery of these costs during the remainder of fiscal 2012. We had net income for the first quarter of $16.4 million compared to net income of 5.7 million in the prior year. Diluted earnings per share were $1.46 compared to $0.51 in the prior year. The net insurance proceeds in Australia increased net income by $1 million or $0.09 per diluted share.

I would now like to spend a few minutes discussing our regional results.

Sales in the Americas increased 57% compared to the prior year due to the increasing sales volumes in the strong lift truck market. In addition, our business seems to have benefited from a level of pent-up demand as we did see orders from several large end users that had very little or no activity in the past one to two years. We expect strong demand to continue in the Americas but at a somewhat reduced pace through the rest of the year. Our gross profit percentage was 31% in the first quarter, which is up slightly from 30% in the prior year. This increase is relatively modest given the increase in sales but we have seen some impact of rising material and other costs to partially offset the improved absorption of fixed and variable cost. Operating income in the Americas was $13 million as compared to 5.3 million in the prior year primarily due to increased sales volumes.

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Turning to Europe, the positive first quarter results began to show the net effect our restructuring this business. Our first quarter results included $1.3 million of operating income on sales of $28 million. This compares to a loss of 2.5 million in the first quarter of last year. The last time we had operating income in Europe was in the third quarter of fiscal 2008 when sales were $42 million. Our sales in Europe increased 18% in comparison with the prior year. The increase is due to sales price increases and higher sales volume as a result of improvements in the economic conditions in the lift truck industry. Overall, we believe we have maintained our market share in Europe. Variations in comparison with lift truck statistics are primarily due to product mix. Our European gross profit percentage continues to increase. The 21% gross margin is a result of our restructuring efforts, increased cost absorption, a shift in sourcing more products from China and sales price increases on certain products.

Asia-Pacific experienced a 19% increase in sales. This region has benefited significantly from increases in sales volumes and the weakening of the US dollar against local currencies, which has lowered the cost of their US and China sourced purchases. Our gross profit increased 729,000 in this region compared to the prior year primarily due to insurance proceeds related to the Australia flood.

China sales increased 41% compared to the prior year due to the continued growth of the Chinese economy and the strong lift truck market. The gross profit percentage in China is lower in the current year due to product mix and higher intercompany transfers which have lower gross margins, material cost increases and sales price competition. We believe gross margins in China will be consistent with current levels going forward as we face increasing competition in this region. China’s operating income for the first quarter increased 19% in comparison with the prior year primarily due to increased sales volumes.

On a consolidated level, the increase in SG&A for the first quarter is primarily due to additional personnel cost. Going forward, we would expect SG&A cost to be slightly higher than the first quarter.

Regarding income taxes, our effective tax rate was 32% during the first quarter in comparison to 35% in the prior year. This decrease is primarily a result of current year income in Europe which was offset by operating losses incurred in prior years.

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Where we end up for the year on our tax rate is dependent on our results for the remainder of the year and in what region. But at the present time we would anticipate our rate to be consistent with the first quarter for the remainder of fiscal 2012.

Depreciation and amortization expense for the quarter was 2.4 million.

Our capital expenditures were 2.3 million for the quarter. For the year, our capital expenditures are estimated to be $19 million. This is an increase of $4 million from our last call, as we have included our current cost estimate for equipment in Australia to replace equipment damaged in the flood. We noted in our last call that for the last two years we have had very low levels of capital expenditures as we manage cash during the downturn. Current year plans include additional amounts for deferred maintenance at various locations, some expansion of our fork production capacity in China and other general equipment upgrades.

Now turning to the balance sheet, our outstanding debt increased from $42 million at year-end to $50 million at April 30th. This is due to increased working capital requirements, particularly inventory and accounts receivable as a result of higher sales levels.

Now I would like to turn the call over to Bob for a discussion of the current market trends and some other general comments.

Robert Warren:	Thank you, Joe. I’d like to start with a brief overview of the lift truck market. Currently the lift truck market is the only direct economic or industrial indicator we have available for our markets. While this does not correlate exactly with our business levels over the short term, since various end markets use our products to differing degrees, it does give us a good indication of trends over the year. In comparison to the prior year, first quarter global lift truck shipments increased 38% and orders increased 34%. We believe overall business levels will continue at current levels for the remainder of the year, but adjusted for fewer working days as a result of holidays and shutdowns during the summer months and December.

It is with great pleasure that I am able to tell you that we achieved profitability in our European operations. Although this is only one quarter’s result, we expect the current structure that has put us in the position to achieve sustainable profitability in Europe through the remainder of the year and beyond.

Now I’d like to give an update on our operations in Australia, which were significantly impacted by January’s flood. Overall we have made great strides in restoring our operations to pre-flood conditions. We have been able to meet customer needs with on hand inventory and product sourced from our other locations without losing market share.

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I’d now like to address two topics that are we are frequently asked about.

The first, given the increased demand in the global lift truck markets, do you foresee any capacity issues as we ramp up to meet the demand?

With the exception of fork products, we have available capacity in terms of facilities and equipment to meet the demand. Our most immediate limitation would be the human capital needed to ramp up the operations. But this is a short term need we are addressing as orders increase. Regarding the fork business, we are seeing a very strong demand in all regions which is moving us towards full capacity. We are utilizing our global footprint to meet global needs and we are planning to expand our fork production in China in the second half of the year to satisfy some of the increasing demand.

The other question relates to material cost and what trends we are seeing in our business.

We have seen some increases in certain material costs in the first quarter and are seeing some signs of additional increases from other vendors. Overall we feel we should be able to maintain our margins at or just slightly below their current levels through selective price adjustments through the remainder of the year.

This concludes our prepared remarks, and we’re now ready to open the call to your questions.

Operator:	Thank you, sir. Ladies and gentlemen, at this time I would like to begin the question and answer session. If you have a question, please press the star, followed by the one on your push-button phone. If you’d like to decline from the polling process, press the star, followed by the two. You will hear a three-tone prompt acknowledging your selection. Your questions will be polled in the order they are received. As a reminder, if you’re using speaker equipment, you will need to lift the handset before pressing the numbers. One moment please for our first question.

Our first question comes from the line of Arnie Ursaner with CJS Securities Incorporated. Please go ahead.

Lee Jagoda:	Hi, this is actually Lee Jagoda for Arnie Ursaner.

Robert Warren:	Yes.

Lee Jagoda:	Congratulations on your performance in the quarter, especially in Europe. I know you’ve said you plan to be profitable there for the balance of the year - can you give us a better sense of how we should think about - you know, you did 5% operating margin this quarter in Europe, how should we think about that directionally for the next few quarters?

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Robert Warren:	We certainly are planning a pretty much flat level of anticipated return in the next three quarters. As the market improves we obviously would have—anticipate a higher level of turn depending on what the European economy looks like going forward in the third and fourth quarter will certainly have a great deal to do with this.

Lee Jagoda:	Great, and can you quantify the impact on gross margin that you experienced from transferring products from North America and China to Australia at a higher rate?

Robert Warren:	We actually had a fairly positive result from that move. There was—because of the very strong Australian dollar we were able to actually see improvement in some of the margins.

Lee Jagoda:	Okay. And with you restoring Australia to pre-flood levels, do you expect the same level of transfers or should we expect you to ship from Australia?

Robert Warren:	We have replaced our productive capacity primarily for many of the products that are unique to the Australian market and have reviewed some of those sourcing decisions that we have but they all depend obviously on the capacity of those markets we’re trying to pull from. Wherever possible we have tried to have Australia depend on US and China products for those standardized models and due to modification for our customer lead times in Australia.

Lee Jagoda:	Great. Thank you very much.

Operator:	Thank you. And our next question comes from the line of JB Groh with D.A. Davidson. Please go ahead.

JB Groh:	Hey, afternoon, guys.

Robert Warren:	Good afternoon.

JB Groh:	Congratulations on the quarters and, like, echoing the last caller, specifically Europe. I was wondering when was the price increase implemented there? I mean it kind of shows through in the strong incrementals so I was wondering if that was a full quarter impact or did that happen last quarter?

Joe Pointer:	Yes, I would say most of those have been in place through the end of last—you know, through the end of last year. There may be some in the first quarter but the most of them were in place, yes.

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JB Groh:	Got a full quarter of benefit there. Okay. And then on the cash flow side, it looked like the receivables were up a bit and inventory’s up a little bit too - how should we be thinking of the working capital needs as you recover this sort of a one-time or seasonal or how should we think about working capital for the year?

Joe Pointer:	Well you’ll probably—I wouldn’t probably expect decrease as we continue our sales to just level out I would expect that both those AR and inventory to be at comparable levels.

JB Groh:	So it—should it grow as much as it did from the end of the fiscal year to the first quarter? I mean should that rate be about the same or how should?

Andy Anderson:	This is Andy. I think if you take a careful look at it the receivables didn’t go up any more than sales.

JB Groh:	Okay, that’s...

Andy Anderson:	And inventory went up quite a bit less, so our net working capital is actually going down relative to sales.

JB Groh:	Relative to sales, okay. Okay, that’s good. Okay. That’s what I was curious about. And then on—did you guys source anything out of Japan that would have been impacted by the slowdown there?

Robert Warren:	We saw some softening at the very end but we’re expecting that we’re going to see very little. They’re going to be recovering by the third quarter, is what, but there’ll be some softening in the second quarter.

Joe Pointer:	But you’re talking about parts that we get from Japan.

JB Groh:	Yes, is there anything that you buy there?

Joe Pointer:	No.

JB Groh:	Okay.

Robert Warren:	No, that’s something...

Joe Pointer:	No, no.

JB Groh:	Okay. Hey, thanks again and congratulations on the European results, those were fantastic.

Robert Warren:	Thank you, JB.

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Operator:	And once again, ladies and gentlemen, if you would like to ask a question, please press the star, followed by the one on your push-button phone. If you’re using speaker equipment, you will need to lift the handset before making your selection.

Our next question comes from the line of Schon Williams with BB&T Capital Markets. Please go ahead.

Schon Williams:	Hi, good afternoon.

Robert Warren:	Afternoon.

Joe Pointer:	Hey, Schon.

Schon Williams:	Great quarter. Echoing the comments as well. I wanted to see, I mean maybe piggybacking on one of the earlier questions, I mean what to expect for Europe going forward? I mean is it still your intention to maybe get that region to kind of, you know, 5 to 8%, and is that reasonable here in the near term?

Robert Warren:	Near term, yes. Certainly the definition of near term certainly we’re anticipating the balance of this year to be similar to this. There’s sort of an unknown of how much growth is going to continue in that market given some of the economic uncertainty. But we believe we are at this level certainly able to deliver around that 5% level. Going forward from this year, yes, we believe that we can with increased business definitely improve that. We’ve often thought that given the margin, selling price margins competition that’s put in the market that it will be interesting to see whether you could ever get the double-digits.

Schon Williams:	Okay. And I wonder if you could maybe a little bit more on the Japanese impact - can you remind me how much that is of sales? I mean I know Toyota, you know, did see a pretty big hit in the quarter and I’m just wondering if I should be modeling something significantly lower in fiscal Q2 versus what we saw in Q1 because of disruptions there?

Robert Warren:	It’s sort of two things, one the size of it is less than 5% of our total business, and two there wasn’t any softening of the overall top line, have been offset by increased purchasing power because of the power of the FX on the yen.

Schon Williams:	Okay.

Robert Warren:	I think you’re going to see almost no change in the Asia-Pacific number.

Schon Williams:	Okay. And then just lastly, any thoughts on the—you know, any commentary on what you’re seeing in the acquisition pipeline? Any new activity there?

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Robert Warren:	No more than we would ever—you know, we’d look at things but there’s nothing really strong in the pipeline, no.

Schon Williams:	So at this point I mean with the balance sheet you’ll just continue to build cash for the next couple of quarters, is that a reasonable expectation?

Robert Warren:	I think that the—certainly with the Board willing to do on dividends. The previous two meetings indicates that if we don’t find that what would be a very good investment for us that would be accretive and complementary to our business they would find ways to get this cash flow back to the shareholders.

Schon Williams:	All right, guys. That’s all for me, I appreciate the time.

Robert Warren:	Thanks, Schon.

Joe Pointer:	Thanks.

Operator:	Mr. Warren, I’m showing there are no further questions at this time.

Robert Warren:	Again, thanks so much for your time and participation today. We appreciate your interest in Cascade. Please don’t hesitate to call if we can be of any assistance.

Operator:	Ladies and gentlemen, this concludes the Cascade Corporation First Quarter Earnings conference call. If you’d like to listen to a replay of today’s conference, you may dial 800-406-7325 and enter the access number 4439017 in North America. International callers, please dial 303-590-3030. Thank you for participating. You may now disconnect.

END

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